Exhibit 5.1

[Letterhead of Woods Rogers PLC]

March 30, 2005

Board of Directors

Insmed Incorporated

4851 Lake Brook Drive

Richmond, Virginia 23060

Re:	Insmed Incorporated - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Virginia counsel for Insmed Incorporated, a Virginia corporation (the “Company”) in connection with the Registration Statement on Form S-3, to be filed with the Securities and Exchange Commission on or about March 30, 2005 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration for resale under the Act of (i) up to 28,513,492 shares of its common stock (the “Note Shares”) issuable upon conversion of convertible notes due 2008-2010 in the aggregate principal amount of $35,000,000 (the “Notes”), and (ii) up to 16,722,979 shares of its common stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) to purchase common stock that are currently held by the selling shareholders named in the Registration Statement (collectively, the “Selling Shareholders”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection herewith, we have examined and relied upon the original or a copy of (i) the Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) certain actions of the Board of Directors and Pricing Committee of the Company; and (iii) the Registration Statement. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have relied upon a certificate of an officer of the Company, without independently checking or verifying the accuracy of such certificate. Our opinion expressed in paragraph 1 below as to the incorporation, valid existence and good standing of the Company is based solely on a review of a certificate of the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing, dated as of March 15, 2005, which we verbally updated and confirmed with the SCC on March 29, 2005, and such opinion is limited accordingly and is rendered as of the dates thereof.

We are members of the Bar of the Commonwealth of Virginia and have been retained to express the opinions below from the standpoint of the laws of the Commonwealth of Virginia only. We are not experts in and express no opinion herein with respect to the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

1. The Company is incorporated, validly existing and in good standing under the corporate laws of the Commonwealth of Virginia.

2. The Note Shares, when the Notes are converted and issued as contemplated in the Notes, will be legally issued, fully paid and nonassessable.

3. The Warrant Shares, when the Warrants are exercised, issued and paid for as contemplated in the Warrants, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first above written and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholders, the Shares or the Warrant Shares.

Very truly yours,

WOODS ROGERS PLC